UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

FORTIVE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

FORTIVE CORPORATION

6920 Seaway Blvd

Everett, WA 98203

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 9, 2026

The following information supplements and amends the proxy statement of Fortive Corporation (the “Company”) filed with the U.S. Securities and Exchange Commission on April 29, 2026 (the “Proxy Statement”) and furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for the 2026 Annual Meeting of Shareholders to be held on June 9, 2026, and any adjournment or postponement thereof (the “2026 Annual Meeting”). Capitalized terms used in this supplement to the Proxy Statement (this “Supplement”) and not otherwise defined herein have the respective meanings given to them in the Proxy Statement.

The Company is filing this Supplement to update the biography of Rejji P. Hayes, a director who is standing for election to the Company’s Board of Directors at the 2026 Annual Meeting, to reflect a change in his employment. Effective June 3, 2026, Mr. Hayes has retired from his position as Executive Vice President and Chief Financial Officer of CMS Energy Corporation and Consumers Energy Company.

In accordance with the Company’s Corporate Governance Guidelines, which establishes an expectation that a director will tender a conditional resignation when such director’s principal occupation changes substantially, Mr. Hayes tendered his conditional resignation from the Board. On June 4, 2026, upon recommendation from the Nominating and Governance Committee, the Board determined that Mr. Hayes’s continued service on the Board is in the Company’s best interest and determined not to accept his conditional resignation. The Board also reaffirmed, with the recommendation of the Nominating and Governance Committee, the nomination of Mr. Hayes for election as a director at the 2026 Annual Meeting.

Except as described above, this Supplement does not modify, amend, supplement, or otherwise affect the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. Information on how to vote your shares, or change or revoke your prior vote, is available in the Proxy Statement.